Exhibit 10.16

REAL ESTATE MORTGAGE AND SECURITY AGREEMENT
[FIXTURE FILING]
(West Lafayette)

THIS INDENTURE WITNESSETH

that in consideration of the sum of Ten Dollars ($10.00) and other sufficient consideration, receipt whereof is hereby acknowledged,

Bioanalytical Systems, Inc., an Indiana corporation
("Mortgagor")

MORTGAGES and WARRANTS to

UNION PLANTERS BANK, N.A.
a national banking association
("Mortgagee")

the real estate which is described on Exhibit A attached hereto (the “Property”), together with the buildings, structures and other improvements now or hereafter situated on or used in connection therewith, all rights, privileges, interests, easements, tenements, hereditaments and appurtenances thereunto appertaining, all fixtures and appliances (including signs) now or hereafter attached thereto or used in connection therewith, and the rents, issues, income and profits thereof (the Property together with all of the foregoing are referred to herein collectively as the “Mortgaged Property”), and grants to Mortgagee a security interest therein.

        Mortgagor further grants to Mortgagee a security interest, mortgage and lien on:

        A.         All Fixtures (as defined in the Indiana Uniform Commercial Code, as in effect from time to time) and any additions to, substitutions for, changes in or replacements of the whole or any part thereof, including without limitation all wall-safes, built-in furniture and installations, shelving, partitions, vaults, elevators, dumb-waiters, awnings, window shades, venetian blinds, light fixtures, fire hoses and brackets and boxes for the same, fire sprinklers, alarm systems, drapery rods and brackets, screens, water heaters, incinerators, wall coverings, carpeting, linoleum, tile, other floor coverings of whatever description, communication systems, all specifically designed installations and furnishings, store maintenance and other supplies and all other Fixtures, now or at any time hereafter placed upon or used in any way in connection with the ownership, operation or maintenance of the Mortgaged Property or any portion thereof and owned by Mortgagor or in which Mortgagor now has or hereafter acquires an interest and all building materials now or hereafter delivered to the Mortgaged Property and intended to be installed or placed in or about the Mortgaged Property (hereinafter referred to as the “Personal Property”). Notwithstanding the breadth of the foregoing, the Personal Property shall not include: (i) equipment, (ii) personal property which may be owned by lessees or other occupants and their customers or which may be leased by such lessees or other occupants of the Mortgaged Property from third parties, unless such personal property is subsequently acquired by Mortgagor; (iii) material, equipment, tools, machinery or other personal property which is brought upon the Mortgaged Property only for use in construction, maintenance or repair and which is not intended to remain after the completion of such construction, maintenance or repair and which is not necessary for ownership, occupancy or property maintenance of the Mortgaged Property; or (iv) such items of tangible personal property which have not been purchased or installed with the proceeds of the Notes (as hereinafter defined) and with respect to which Mortgagee shall have executed express, written agreements to subordinate Mortgagee’s lien or security interest in such tangible personal property.

        B.         All right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any street, road, alley or public place, opened, proposed or vacated, by law or otherwise, and all easements and rights-of-way, public or private, tenements, hereditaments, appendages, rights and appurtenances now or hereafter located upon the Mortgaged Property or now or hereafter used in connection with or now or hereafter belonging or appertaining to the Mortgaged Property, all of which shall be included within the definition of “Mortgaged Property”.

        C.         All judgments, settlements and any and all proceeds derived from such hereafter entered or made as a result of or in lieu of taking of the Mortgaged Property, any part thereof, interest therein or any rights appurtenant thereto under the power of eminent domain or purchase in lieu thereof, or for any damages, whether caused by such taking or otherwise, to the Mortgaged Property, including change of grade of streets, curb cuts or other right of access for any public use or purpose under any law.

        D.         All rents, income, profits, revenues, royalties, bonuses, rights, accounts, contract rights, insurance policies and proceeds thereof, general intangibles and benefits of the Mortgaged Property or the Personal Property or arising from any lease or similar agreement pertaining thereto, and all right, title and interest of Mortgagor in and to all leases of the Mortgaged Property or the Personal Property now or hereafter entered into and all right, title and interest of Mortgagor thereunder, including, without limitation, cash or securities deposited thereunder to secure performance by lessees of their obligations thereunder, whether said cash or securities are to be held until the expiration of the terms of said leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of said terms with the right to receive and apply the same to said indebtedness (the “Rents and Profits”).

        E.         All proceeds from the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims.

        F.         All contract rights relating to all or any part of the Mortgaged Property, including, but not limited to construction agreements.

         All of the foregoing, together with the Mortgaged Property, are sometimes collectively referred to as the “Collateral.”

         Reference is hereby made to that certain Loan Agreement made on October 29, 2002 among Mortgagor and BAS Evansville, Inc., an Indiana corporation (“BAS Evansville”), as Borrowers and Mortgagee as Lender (as may be amended from time to time, the “Loan Agreement”). The terms and conditions of such Loan Agreement are incorporated into this Mortgage by this reference.

         This Mortgage is made, and the security interest granted herein is granted, to secure the following:

        AA.         the payment, promptly when due, of all of the loan indebtedness (including interest and reasonable attorneys’ fees and costs of collection) now or hereafter arising under the Loan Agreement and the Instruments, as defined therein (whether or not evidenced by promissory notes made pursuant thereto), including without limitation, (1) the Loan (West Lafayette) Promissory Note dated concurrently herewith executed by Mortgagor in the amount of Two Million Two Hundred Fifty Thousand Dollars and No Cents ($2,250,000.00) the last installment of which is due and payable on or before November 1, 2012 (the “Loan (West Lafayette) Note”); (2) the Loan (Mount Vernon) Promissory Note dated concurrently herewith executed by Mortgagor and BAS Evansville in the amount of Two Million Three Hundred Forty Thousand Dollars and No Cents ($2,340,000.00) the last installment of which is due and payable on or before April 1, 2008; and (3) the Term Loan Promissory Note dated concurrently herewith executed by Mortgagor in the amount of Five Million Four Hundred Ten Thousand Dollars and No Cents ($5,410,000.00) the last installment of which is due and payable on or before November 1, 2012, including all extensions, modifications, consolidations, and renewals of each of the foregoing (such promissory notes referred to collectively as the “Notes”),

        BB.         one or more future advances to Mortgagor and/or BAS Evansville in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) in excess of the original indebtedness evidenced by the Notes, which future advances shall, in each instance, be secured by this Mortgage in accordance with I.C. 32-8-11-9. Such future advances, with interest thereon, shall be secured by this Mortgage, whether made (i) under one or more of the Notes, or (ii) under any substitution, renewal, replacement or modification agreements or notes stating that such agreements or notes are secured by this Mortgage, it being understood by all parties that the advancement of additional funds, as provided for above, remains discretionary with Mortgagee and is not obligatory,

        CC.         the observance and performance of all other obligations to be observed and performed by Mortgagor under the Loan Agreement, under any agreement or instrument executed pursuant to the Loan Agreement, or under this Mortgage, and

        DD.         all costs and expenses incurred in the collection and enforcement of the indebtedness and obligations secured hereby, and all costs and expenses incurred in the foreclosure of this Mortgage, including (without limitation) reasonable attorneys’ fees, costs of environmental assessments, costs of abstracting or title insurance, appraisal fees, expenses of survey and expenses of publication of notice.

        1.         Perfection of Security Interest in Fixtures. Mortgagor further grants to Mortgagee a security interest, mortgage and lien on the Collateral and this Mortgage is intended to also serve as a Security Agreement. With respect to all fixtures included within the definition of the Mortgaged Property hereunder and with respect to all Personal Property which are or are to become fixtures, this Mortgage will constitute a financing statement under the Indiana Uniform Commercial Code. It is intended that as to such fixtures and the proceeds thereof, this Mortgage will be effective as a financing statement filed as a fixture filing in the real estate records of the county in which the Real Estate is located. The Real Estate affected by this Mortgage is described in Exhibit A. The owners of record of such Real Estate is Mortgagor. Information concerning the interest of Mortgagee in such fixtures may be obtained from Mortgagee at its address set forth in this Mortgage. Mortgagor hereby authorizes Mortgagee to execute and file (in such offices as may be necessary for the purpose) any additional financing statements as it may deem appropriate to perfect the security interest in fixtures or personal property granted herein, without Mortgagor’s signature thereon. For purposes of this fixture filing, Mortgagor is the Debtor and Mortgagee is the Secured Party.

        2.         Default. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), Mortgagee may (at its option) without notice or demand, declare the entire balance of said indebtedness to be immediately due and payable and may forthwith commence an action to foreclose this Mortgage in any court of competent jurisdiction. And it is further agreed that, in such foreclosure action, Mortgagee will be entitled as a matter of right to the appointment, ex parte and without notice, of a receiver to take possession of the Mortgaged Property, and to receive and collect the income, rents, issues and profits thereof, and to lease the same if the same is not then under lease, and all sums received and collected by said receiver will be applied first to the payment of the costs and expenses of such receivership, next to the costs (including reasonable attorneys’ fees) of said foreclosure action, next to the payment of unpaid real estate taxes and assessments, next to the payment of interest accrued in the indebtedness secured hereby, and finally to the payment of the unpaid principal balance of the indebtedness secured hereby. The foregoing remedies will be in addition to all other remedies available to Mortgagee at law or in equity.

        3.         Effect of Waiver or Release. The failure of Mortgagee to exercise any right or remedy available to it hereunder will not constitute a waiver of such right or remedy for any continuing or repeated default, and will not bar Mortgagee from the exercise of such right or remedy or any other right or remedy available to it hereunder.

        4.         Notices. All notices to be given pursuant to this Mortgage will be sufficient if given by personal service, or by guaranteed overnight delivery service, or by postage prepaid mailing by certified or registered mail with return receipt requested, to the parties as set forth below, or to such other address as a party may request by notice given pursuant to this Section. Any time period provided in the giving of any notice hereunder shall commence upon the date of personal service, the day after delivery to the guaranteed overnight delivery service, or two (2) days after mailing certified or registered mail. However, any failure to give notice in accordance with the terms of this Section will not invalidate such notice if such notice was in fact in writing and actually received by the party to whom it was directed.

Mortgagor:	Bioanalytical Systems, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906 Attention: Douglas P. Wieten
Mortgagee:	UNION PLANTERS BANK, N.A. 437 South Street P.O. Box 780 Lafayette, IN 47902-0780 Attention: Daniel R. House

        5.         Collection Costs. Mortgagor will be obligated to pay any and all costs incurred in the collection of the indebtedness secured hereby and in the foreclosure of this Mortgage and the sale of the Mortgaged Property as such costs are incurred. As used herein, the term “costs incurred in collection” means all costs and expenses reasonably incurred by Mortgagee in or in connection with the foreclosure of this Mortgage or the sale of the Mortgaged Property, including (without limitation) court costs, sheriff’s or marshal’s fees, fees for publication of notice, reasonable attorneys’ fees, abstracting fees, title insurance premiums, appraisal fees, surveyor’s fees, environmental assessment fees and costs incurred in remediating any contamination of the Mortgaged Property.

        6.         Valuation and Appraisement. All sums payable under this Mortgage shall be without relief from valuation and appraisement laws.

        7.         Eminent Domain. Mortgagor, immediately upon obtaining knowledge of the institution of any proceeding for the taking of the Mortgaged Property or any portion thereof under the power of eminent domain, shall notify Mortgagee thereof. Mortgagee may, at its option, appear in and prosecute, in its own name, any action or proceeding, or make any compromise or settlement in connection with such proceeding, and Mortgagor appoints Mortgagee as Mortgagor’s true and lawful attorney for such purposes, such power being coupled with an interest. After deducting all of its expenses, including reasonable attorneys’ fees, Mortgagee may elect, in its sole discretion and notwithstanding the fact that the security given hereby may not be impaired by a partial condemnation, to apply any part or all of the proceeds of the award, in such order as Mortgagee may determine, in reduction of the Indebtedness, whether due or not. Any application of all or a portion of the proceeds of any such award to the Indebtedness shall not cure or waive any default hereunder or invalidate any act done pursuant to any notice of default. Mortgagor agrees to execute such further assignments of any compensation, award, damages, right of action and proceeds as Mortgagee may require.

        8.         Damage or Destruction. Mortgagor will give Mortgagee prompt notice of damage to or destruction of any improvements on the Mortgaged Property or to personal property used in the operation of the Mortgaged Property and in case of loss covered by policies of insurance, Mortgagee is hereby authorized to make proof of loss if not promptly made by Mortgagor or the lessees under any lease of any portion of the Mortgaged Property (“Lease” or “Leases”). Any expenses incurred by Mortgagee in the collection of insurance proceeds, together with interest thereon from the date of such expense at the highest default rate set forth in the Notes, shall be added to and become a part of the Indebtedness and shall be reimbursed by Mortgagor to Mortgagee immediately upon demand. Such net proceeds may be applied by Mortgagee, upon or in reduction of the Indebtedness then most remotely to be paid, without a prepayment fee, or to the cost of rebuilding or restoration of the improvements on the Mortgaged Property. However, if Mortgagee shall require that the improvements on the Mortgaged Property be repaired or rebuilt, then the repair, restoration, replacement or rebuilding of the improvements on the Mortgaged Property shall be to a condition of at least equal value as prior to such damage or destruction, and such net proceeds of insurance shall be made available therefor under the conditions and in the manner set forth below.

         So long as there exists no Event of Default (as defined in the Loan Agreement), and provided any loss or damage cannot, in the sole judgment of Mortgagee, result in the termination, cancellation or modification of the Leases (if any), and if the Leases so require and the insurers do not deny liability as to the insureds, such insurance proceeds, after deducting expenses incurred in collection, shall be made available under the conditions and in the manner specified in the following paragraph, for the repair, restoration, replacement or rebuilding of improvements on the Mortgaged Property to a condition of at least equal value as existed prior to such damage or destruction. Otherwise, such net proceeds may be applied by Mortgagee, in its sole discretion, upon and in reduction of the Indebtedness then most remotely to be paid in inverse chronological order, or to the cost of rebuilding or restoration of the Mortgaged Property or personal property. However, if Mortgagee shall require that the Mortgaged Property be repaired or rebuilt in accordance with this Agreement, such net proceeds of insurance shall be made available therefor under the conditions and in the manner set forth below.

         Insurance proceeds made available for restoration, repair, replacement or rebuilding of the improvements on the Mortgaged Property shall be disbursed from time to time (provided no default exists in the or in this Agreement or in any of the Instruments or any Lease at the time of each disbursement), after first deducting the expenses of disbursement including, without limitation, reasonable attorneys’ fees, costs of title insurance, escrows and closings by the title company and fees and expenses of the disbursing party, upon the disbursing party being provided with satisfactory evidence of the cost of completion of such work and of the diligent and timely prosecution thereof and with architect’s certificates, waivers of lien, contractors’ and subcontractors’ sworn statements and other evidence of costs and payments so that the disbursing party can verify that the amounts disbursed from time to time are represented by completed and in place work and that said work is free and clear of all mechanics’ lien claims. No payment made prior to the final completion of such restoration, repair, replacement or rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time and at all times the undisbursed balance of such proceeds remaining in the hands of the disbursing party, together with funds deposited for the purpose or irrevocably committed for such purpose, shall be sufficient in the reasonable judgment of Mortgagee, to pay for the cost of completion of all such restoration, repair, replacement or rebuilding. Mortgagee may require that plans and specifications for the restoration, repair, replacement or rebuilding be submitted to and approved by Mortgagee prior to the commencement of the work. Any surplus which may remain out of said insurance proceeds after payment of costs of building and restoration may, at the option of Mortgagee, be applied either on account of the Indebtedness then most remotely to be paid in inverse chronological order, without a prepayment fee, or be paid to any person or persons otherwise entitled thereto. Application or release of proceeds under the provisions hereof shall not cure or waive any default hereunder or invalidate any act done pursuant to any notice of default. No interest shall be allowed on account of any such proceeds or other funds held in the hands of Mortgagee or the disbursing party.

        9.         Construction Mortgage. This Mortgage is a construction mortgage and it secures obligations incurred to finance the construction of improvements on the Property, including certain costs incurred in planning, architectural and engineering studies, zoning and similar expenses. It is understood and agreed that funds to be advanced evidenced by the Loan (West Lafayette) Note are to be used in the construction of improvements on the Property in accordance with the Loan Agreement.

        10.         Waiver of Jury Trial. MORTGAGOR AND MORTGAGEE, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS MORTGAGE, THE LOAN AGREEMENT, INSTRUMENTS, OR ANY OTHER RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF EITHER OF THEM. NEITHER MORTGAGOR OR MORTGAGEE SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER MORTGAGOR OR MORTGAGEE EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

        11.         Miscellaneous. This Mortgage will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Mortgage and all rights and obligations hereunder, including matters of construction, validity and performance, will be governed by the Uniform Commercial Code and other applicable laws of the State of Indiana. Whenever possible each provision of this Mortgage will be interpreted in such a manner as to be effective and valid upon applicable law, but if any provision of this Mortgage will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition without invalidating the remainder of such provision or the remaining provisions of this Mortgage.

         IN WITNESS WHEREOF, the undersigned have set their hands and affixed their seals hereunto this 29th day of October, 2002.

BIOANALYTICAL SYSTEMS, INC. By: /s/ Peter T. Kissinger Peter T. Kissinger, Ph.D., Chairman and Chief Executive Officer

STATE OF INDIANA	)
	)	SS:
COUNTY OF TIPPECANOE	)

         Before me, the undersigned Notary Public, personally appeared Peter T. Kissinger, Ph.D., as Chairman and Chief Executive Officer of Bioanalytical Systems, Inc., an Indiana corporation, who on behalf of Bioanalytical Systems, Inc. acknowledged the execution of the foregoing instrument and swore to the truth of the statements made therein.

         Witness my hand and Notarial Seal this 29th day of October, 2002.

SEAL

/s/ Amy J. Hughes Notary Public Signature Amy J. Hughges Printed Name
My Commission Expires: December 2, 2008 County of Residence: Tippecanoe

This instrument was prepared by:  Carolyn H. Andretti, of the firm of Stuart & Branigin LLP, 8888 Keystone Crossing, Suite 1401, Indianapolis, Indiana 46240. Telephone: (317) 574-7245; Facsimile: (317) 574-7050, Email: cha@stuartlaw.com

Legal Description
BAS West Lafayette, Indiana
Commitment No. 20021104OUN

Parcel I:    2701-2801 Kent Avenue, West Lafayette, Indiana

Lot Numbered One (1) in BAS Subdivision as per the plat thereof dated March 17, 1997, recorded April 8, 1997, Plat Cabinet E, Page 156, Document Number 9706303 in the Office of the Recorder of Tippecanoe County, Indiana. Located in the City of West Lafayette, Wabash Township, Tippecanoe County, Indiana.

Parcel II:    2700 Kent Avenue, West Lafayette, Indiana

Part of Lot No. 5 in McClure Park Subdivision, Part Two (2), as platted in part of the Northeast Quarter of Section 12, Township 23 North, Range 5 West, Wabash Township, Tippecanoe County, Indiana, described as follows: Commencing at the northeastern corner of the Northeast Quarter of said Section 12; thence South 00°-00’ East 378.85 feet; thence South 89°-42’ West 728.50 feet; thence South 00°-00’ East 68.77 feet to the point of beginning of this description; thence South 00°-00’ East 261.00 feet to the northern right-of-way line of Montgomery Street; thence along the northern right-of-way line of Montgomery Street the following two courses, southwesterly on a curve to the left having a radius of 885.59 feet, an arc length of 268.42 feet; South 67°-17' West 99.91 feet; thence northwesterly on a curve to the right having a radius of 35.00 feet, an arc length of 49.76 feet to the eastern right-of-way line of Kent Avenue; thence North 31°15’ West along the eastern right-of-way line of Kent Avenue 368.16 feet; thence North 58°-45’ East 58.00 feet; thence North 89°-25’ East 536.44 feet to the point of beginning, containing 3.59 acres, more or less.

The above legal description modernized by Survey No. 94-157, dated April 26, 1994, prepared by Ronald E. Wharry, L.S., Moses Surveying. Said legal description being described as follows:

A part of Lot number 5 in McClure Park Subdivision, Part 2, as the same is recorded in Plat Book 8, page 46, being more particularly described as follows:

From the NE corner of the NE 1/4, Sec. 12, T23N, R5W, 2nd P.M., Wabash Township, Tippecanoe County, marked by an iron county marker, proceed thence South (assumed bearings) a distance of 444.36 feet along the east line of said quarter, also being along the approximate centerline of Yeager Road; thence S 89° 30’ 02” W a distance of 728.42 feet to the point of beginning, being the SE corner of Lot number 3 in the Cumberland Technology Subdivision, marked by an iron pipe; thence (1) S 0° 03’ 47” W a distance of 260.57 feet to the north right-of-way line of Montgomery Street, marked by an iron bar; thence (2) westerly a distance of 268.42 feet along a non-tangent curve to the left, having a radius of 885.59 feet and whose chord bears S 75° 50’ 49” W a distance of 267.39 feet along said Montgomery Street to an iron bar; thence (3) S 67° 37’ 42” W a distance of 99.91 feet along said Montgomery Street to a non-tangent curve to the right, marked by an iron bar; thence (4) West and northerly along said curve a distance of 49.76 feet, having a radius of 35.00 feet and whose chord bears N 71° 47’ 03” W a distance of 45.67 feet along said Montgomery Street into the northeasterly right-of-way of Kent Avenue, marked by an iron bar; thence (5) N 31° 10’ 23” W a distance of 368.16 feet along said Kent Avenue to an iron pipe; thence (6) N 58° 49' 32” E a distance of 58.00 feet to an iron pipe; thence (7) S 89° 30’ 02” E a distance of 536.30 feet to the point of beginning, containing 3.588 acres.